FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-177354-02

From: DAVID MCNAMARA (UBS SECURITIES LLC)
At:  6/25 10:10:29

UBS-B 2012-C2 NEW ISSUE CMBS
*** PUBLIC OFFERING ***

JOINT BOOKRUNNERS/CO-LEAD MANAGERS: UBS SECURITIES LLC, BARCLAYS CAPITAL INC.
CO-MANAGERS: KEYBANC CAPITAL MARKETS INC., BofA MERRILL LYNCH, DREXEL HAMILTON, LLC RATING AGENCIES: FITCH / KBRA / MOODY'S

***OFFERED CERTIFICATES - PUBLIC***

CLASS	FITCH/KBRA/MDYS	SZ($MM)	WAL	C.S.	PRIN WIN	LTV	NOI DY
A-1	AAA/AAA/Aaa	80.451	2.64	30.000%	08/12-05/17	46.3%	15.1%
A-2	AAA/AAA/Aaa	174.804	4.94	30.000%	05/17-07/17	46.3%	15.1%
A-3	AAA/AAA/Aaa	116.311	7.33	30.000%	07/17-04/22	46.3%	15.1%
A-4	AAA/AAA/Aaa	479.671	9.86	30.000%	04/22-06/22	46.3%	15.1%

-POOL BALANCE:	$1,216MM
-NUMBER OF LOANS:	54
-NUMBER OF PROPERTIES:	83
-WAVG CUT-OFF LTV:	66.2%
-WAVG U/W NOI DEBT YIELD:	10.6%
-WAVG U/W NCF DSCR:	1.53x
-TOP 5 LOANS:	39.2%
-TOP 10 LOANS:	60.7%

-TOP 3 PROPERTY TYPES: RETAIL (46.1%), OFFICE (31.0%), MANUFACTURED HOUSING COMMUNITY (9.5%)
-TOP 3 STATES:   NY (22.0%), MI (10.7%), NJ (8.6%)

-LOAN SELLERS: UBS (39.7%) / BARCLAYS (37.5%) / ARCHETYPE (17.4%) / KEYBANK (5.4%)
-STRUCTURE: PUBLIC/PRIVATE (PUBLIC AAA SSNR, 30% SSNR), WEBSITE AVAILABLE FOR PRIVATE INVESTORS
-MASTER SERVICER: WELLS FARGO BANK, NA
-OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC
-SPECIAL SERVICER: CWCAPITAL ASSET MANAGEMENT LLC
-DIRECTING HOLDER: BIGAREP, LLC

TIMING:
-DEAL ANNOUNCEMENT/TERM SHEETS AVAILABLE: JUNE 25TH
-GLOBAL INVESTOR CALL: RECORDING NOW AVAILABLE AT THE FOLLOWING NUMBER
            DOMESTIC DIAL IN:
            INT'L DIAL IN:
            ACCESS CODE:
-PRICING: FRIDAY, JUNE 29TH
-TERM SHEET/RED FWP/ANNEX: ATTACHED
-ROADSHOW: GROUP MEETINGS IN HARTFORD, BOSTON, CHICAGO, MILWAUKEE (ALL TUES), MINNEAPOLIS (WED)
*CONFERENCE CALLS AVAILABLE UPON REQUEST*

UBS TRADING DESK CONTACTS:
DAVID MCNAMARA    212-713-6189
DAVID NASS        212-713-8843
NICK GALEONE      212-713-8832
DAVID SCHELL      212-713-3375

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The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-177354) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-713-1030.

The offered certificates may not be suitable for all investors.  Investors are urged to read any more complete free writing prospectuses prior to making an investment decision and, following availability thereof, the prospectus supplement, relating to the offered certificates because they contain important information regarding the offering that is not included herein.  The issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement if you request it by calling toll-free 1-877-713-1030.

The offered certificates referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of offered certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis.  You understand that, after you indicate an interest in purchasing any class of offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the offered certificates are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation between us, if the offered certificates themselves, or the particular class to which the contract relates, are not issued.  Because the offered certificates are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities between the date of pricing and the closing date.  If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation between us (the "Automatic Termination").  If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class.  To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein, however, there is no guaranty that any such assumptions will coincide with actual market conditions or events.

The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the offered certificates mentioned herein or derivatives thereof (including options).  UBS Securities LLC, Barclays Capital Inc. and the other underwriters and their respective affiliates may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only.  This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this free writing prospectus is preliminary and subject to change prior to the time of sale.  Information in these materials regarding any offered certificates discussed herein supersedes all prior information regarding such offered certificates.  These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any offered certificate in any jurisdiction where such an offer or solicitation would be illegal.  You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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